Exhibit 10.6

Independent Contractor Agreement

This Independent Contractor Agreement (“Agreement”) is made today the 14 September of the year 2022 and entered into by and between:

Ellmount Entertainment Ltd. a company incorporated and registered under the laws of Malta bearing registration number C 52868 having its registered office at Ewropa Business Centre, Level 3, Suite 701, Dun Karm Street, Birkirkara, BKR 9034, Malta, represented by Michael Cribari (known as the “Company”) and

Kristen Britt, a self-employed contractor with, holder of a  US passport, number 663359518, having its registered address at 12463 Sunset Sage Ave, Las Vegas, NV 89138 (known as the “Contractor”).

Hereinafter each a “Party” and jointly referred to as the “Parties”;

WHEREAS:

1.                The Company operates in the online gaming industry by providing marketing and product development services to various companies.

2.                The Contractor is specialised in the field of Recruitment Consultancy

3.                In reliance upon that skill, knowledge, and experience the Company wishes to engage the Contractor to accept the engagement on the following terms.

NOW, THEREFORE, the Parties hereby agree as follows:

1.              Interpretation and Definitions

1.1.            In this Agreement unless the context otherwise requires, the terms defined in the preamble or the main body shall have the meaning assigned throughout the Agreement.

1.2.            Headings are inserted for convenience and shall not affect the substance of this agreement.

1.3.            Words importing one gender include all other genders and words importing the singular include the plural and vice versa.

1.4.            References to ‘includes’, ‘including’ or ‘in particular’ are to be construed as being by way of illustration and shall not limit or prejudice the generality of the foregoing words.

1.5.            In this Agreement:

1.5.1.         Agreement’ means this instrument and any and all Schedules/Annexes hereto as the same may be amended, modified, or supplemented from time to time in accordance with the provisions hereof;

1.5.2.         ‘Commencement Date’ means 23 September 2022.

1.5.3.        ‘Confidential Information’ means all programmes, materials, specifications, designs, reports, and all other documentation which relate exclusively to the Services and are provided to the Contractor on a confidential basis for the fulfilment of the terms of this Agreement. This shall extend to all information, data, experience, trade secrets and know-how relating to the business affairs, customers and strategies of the Company, which is directly or indirectly disclosed to the Contractor, whether electronically, orally or in writing without limitation, information or data relating to either Company’s products, IT systems, methodology, and related equipment, suppliers, customers, business plans, strategies and financial situation and any notes, memoranda, summaries, analyses, compilations or any other writings relating thereto; Analyses, compilations, studies and other documents prepared by or on behalf of the Company and of their employees or advisors shall fall within the scope of this definition;

1.5.4.         ‘Copyright Works’ means any item of Confidential Information in which copyright subsists;

1.5.5.         ‘Documents’ means all records, reports, documents, papers and other materials whatsoever originated by or on behalf of the Contractor pursuant to this Agreement;

1.5.6.         ‘Services’ means the services more particularly set out in Clause 4 hereto;

1.5.7.         ‘Site’ means The Company’s Head Office, or any other location as may be agreed communicated by the Company to Contractor from time to time;

1.5.8.         ‘Termination Date’ means the date on which Contractor’s provisions of the Services with the Company ends.

2.               Scope of Agreement

2.1.            Subject to the terms and conditions of this Agreement the Company hereby engages Contractor as Recruitment Consultancy to perform the Services and Contractor agrees, subject to the terms and conditions of this Agreement, to render such Services to the Company exclusively s Contractor during the term of this Agreement.

3.               Term

3.1.           The term of this Agreement shall begin on 23 September 2022 and continue indefinitely until terminated.

4.               Services

The Contractor will provide the following services, or otherwise as decided by the business (the “Services”) and act as Recruitment Consultant:

●	Support in hiring a CFO in the USA for Highroller Technologies

The Contractor shall take direction from the Company’s CEO or as directed by Company’s Board of Directors. Additional services or amendments to the services described above may be agreed upon between the parties.

5.              Compensation

5.1.            Upon placement of CFO, the Company shall pay to the Consultant 25% fee of the gross annual salary of the chosen candidate with the following breakdown: 12.5% upon candidate start date, rest of 12.5 % after 6 months from candidate start date.

5.2.            The Contractor shall be responsible for its own expenses, unless expressly stipulated otherwise under this agreement.

6.               Independent contractor status

6.1.            The Contractor will provide the Contractor’s services to the Company as an independent contractor and not as an employee.

6.2.            Accordingly:

6.2.1.         The Contractor agrees that the Company shall have no liability or responsibility for the withholding, collection or payment of any taxes, employment insurance premiums or pension plan contributions on any amounts paid by the Company to the Contractor or amounts paid by the Contractor to its employees or contractors. The Contractor also agrees to indemnify the Company from any and all claims in respect to the Company’s failure to withhold and/or remit any taxes, employment insurance premiums or pension plan contributions.

6.2.2.         The Contractor agrees that as an independent contractor, the Contractor will not be entitled to participate in or to receive any employee benefits that the Company may extend to its employees.

6.2.3.         For the term of this Agreement, the Contractor is prohibited from providing services to other clients who are or may potentially be in competition with the Company. This is to be interpreted in the widest sense and for the avoidance of doubt, before contracting with third parties, the Contractor shall inform the Company of his/her intention to take on work which could be deemed to be conflicting. Such should be communicated directly to the Head of Retention.

6.2.4.         The Contractor has no authority to and will not exercise or hold itself out as having any authority to enter into or conclude any contract or to undertake any commitment or obligation for, in the name of or on behalf of the Company.

6.2.5.         The Contractor agrees to indemnify and keep indemnified the Company from and against liabilities, losses, damages, compensation, expenses or costs which it or they may incur directly or indirectly: (i) arising from claims that may be made by the relevant authorities against the Company in respect of income tax or national insurance contributions (whether primary or secondary, and their equivalents) relating to payment made by the Company in respect of the Contractor’s services provided under this Agreement (where such indemnification is permitted by law); and (ii) that the Company may incur if the Contractor is held or claims to be an employee of the Company, including in relation to any employee right, entitlement or benefit arising by virtue of this agreement or its termination, and income tax, national insurance contributions and any other form of taxation or social security cost, and any interest, penalties or fines imposed on the Company.

7.               Contractor’s Warranty and Liability

7.1             The Company will be relying upon the Contractor’s skill, expertise and experience and also upon the accuracy of all representations or statements made and the advice given by the Contractor in connection with the provision of the Services and the accuracy of any Confidential Information, Copyright Works or Documents conceived, originated, made or developed by the Contractor in connection with the provision of the Services and in this respect the Contractor warrants to exercise the highest degree of professionalism.

7.2.            Where the Contractor considers it necessary to use the services of a third party whether for information or for the supply of services including materials, reports and all other documentation and the like, the Contractor shall (except in matters of a minor and obvious nature) first obtain the consent of the Company.

7.3.            The Contractor shall indemnify the Company against all liability loss damage and expense of whatsoever nature incurred or suffered by the Company or any third party as a result of the breach of any of its obligations as set out in this agreement or the warranties set out in this Clause 7.

7.4.           The Contractor hereby represents and warrants to the Company that it is not party to any written or oral agreement with any third party that would restrict its ability to enter into this Agreement or to perform the Contractor’s obligations hereunder and that the Contractor will not, by providing services to the Company, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favour of any third party.

7.              Confidentiality and Intellectual Property

The Contractor shall neither, during the period of this Agreement, (except in the proper performance of the Services) nor at any time after its termination (without limit), directly or indirectly:

8.1.1. use Confidential Information for his own purposes or those of any other person, firm, company or other organisation whatsoever; or

8.1.2. disclose to any person, company or other organisation whatsoever, any information, data, know-how, trade secrets and other materials whatsoever, in any form whatsoever, relating wholly or partly to the business of the Company, whether or not marked as or otherwise indicated to be confidential, including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, other service providers, employees or officers, financial information and plans, designs, formulae, product lines, services, legal affairs, research activities, any works, any passwords or encryption tools used in relation to the Services, any document marked ‘Confidential’ (or a similar expression), or any information which the Contractor bas been told is of a confidential nature or which it might reasonably expect the Company would regard as confidential or any information which has been given to the Company in confidence by customers, suppliers or any other persons (“Company Confidential Information”)

The Contractor acknowledges and accepts and shall procure that any other third parties to whom any Company Confidential Information is disclosed pursuant to this Agreement shall acknowledge and accept the highly confidential nature of the information contained on the system and the Company Confidential Information which will be available to them in the course of the Services

All Company Confidential Information shall remain at all times the property of the Company or Group Company as the case may be and shall be returned to the Company on demand by the Company and, in any event, on the termination of this Agreement. Any document or other materials (whether in paper, hard disk, portable disk or other format) created by the Contractor in connection with the performance of the Services shall be the property of the Company or relevant Group Company as the case may be and shall be treated as being Company Confidential Information. No rights are reserved to the Contractor

The obligations contained in this Clause 8 shall cease to apply to any information or knowledge which:

(i)               is or becomes public knowledge other than through any act or omission constituting a breach of the Contractor’s obligations under this Agreement; and

(ii)              Information which the Contractor can prove was already in the Contractor’s possession and at its free disposal before the date of this agreement or prior to any other agreement with the Company; and

(iii)             Information received in good faith from a third party having no obligation of confidentiality towards the Company and which third party was free to disclose such information; and

(iv)             where such use or disclosure has been properly authorised by the Company as aforesaid; and

(ii) the Contractor is entitled to disclose under the Public Interest Disclosure Act 1998, provided the Contractor has given the Company 14 days’ prior written notice of his intention to make such disclosure.

The provisions of this Clause 8 will survive expiry or termination of this Agreement for any reason.

8.               Termination

9.1  The contractor agrees to termination of this agreement on the 31st of December 2022 upon successful placement of the CFO.

9.2  The Contractor and the Company agree to renew the agreement for another 3 months or 6 months at the discretion of the Company, in the event of unsuccessful candidate placement.

9.2 The Contractor shall not during the term of this Agreement and for a period of one (1) year thereafter solicit any of the Company’s providers, employees or any employees of their subsidiaries, associated companies for the purpose of offering them to become employees and/or service providers of them.

9.               Intellectual Property Rights

10.1. For the purposes of this Agreement, “Intellectual Property Rights” shall mean all copyrights (including rights in video content), moral rights, patents and patent applications, rights in inventions (whether patentable or not), utility models, trade marks (whether registered or unregistered and including any goodwill in such trade marks), service marks, trade names, business names, internet domain names, e-mail address names, graphic and design rights (whether registered or unregistered), database rights, proprietary information rights, rights in know-how, rights in confidential information and all other intellectual property rights, whether registered or unregistered and including applications for any of the same and all other similar or equivalent proprietary rights and intellectual property rights as may exist anywhere in the world.

10.2.          The parties hereto acknowledge that in providing the Services, the Contractor has a particular responsibility on behalf of the Company to create, produce, or develop video content, or other works and Intellectual Property Rights.

10.3.          All Intellectual Property Rights and other rights existing now or in the future in all works of authorship and materials (including but not limited to content writing works, documentation, reports, studies, data, specifications, pre-contractual and contractual documents) developed, written or produced by the Contractor (whether individually, collectively or jointly with the Company or others and on whatever media) during the course of or incidental to performing the Services including any improvements, alterations or additions to the existing information and know-how which may evolve or which the Contractor may develop and which relate either wholly or partly to the performance of the Services (the “Services Materials”) will vest solely in the Company absolutely upon their creation. The Contractor assigns with full title guarantee all the Services Materials and all Intellectual Property Rights, including copyright and future copyright, in the Services Materials to the Company or any Group Company as applicable.

10.4.          The Contractor hereby irrevocably and unconditionally waives all relevant rights granted by the Patent and Designs Act (Chapter 417 of the Laws of Malta) (as may be amended) that may vest in the Services Materials in connection with their authorship of any copyright works in the course of providing the Services, wherever in the world enforceable, including (without limitation) moral rights and the right to be identified as the author of any such works and the right not to have such works altered.

10.5.          Upon the termination of this Agreement for any reason the Contractor will immediately deliver up to the Company all Services Materials prepared up to the date of termination and all copies thereof and will deliver to the Company all materials and equipment loaned or otherwise provided to the Contractor by the Company in connection with the Services.

10.             Obligations Surviving Termination of this Agreement

All obligations to preserve the Company’s Confidential Information, Intellectual Property and other warranties and representations set forth herein shall survive the termination of this Agreement.

11.             Obligations of the Company

Throughout the period of this Agreement the Company shall afford the Contractor such access to the Company’s information records and other material relevant as the Contractor may reasonably require providing the Services. Furthermore, the Company shall make available appropriate personnel to liaise with the Contractor.

The Company shall supply the Contractor free of charge with programs, materials, specifications, designs, reports, and all other documentation which the Contractor may reasonably need to carry out the Services in fulfilment of his obligations under this Agreement.

12.             Data Protection

The Contractor shall not process any personal data without the permission of the Company which adopts a very strict privacy policy. The Contractor is prohibited from collecting, recording, storing, granting access, using or cross using the personal data in his possession through the performance of this agreement for any reason other than for the purposes of fulfilling his obligations in terms of this agreement.

Any use, storage or processing of data other than for the performance of the scope of this agreement by the Contractor shall be deemed to be a violation shall entitle the Company to terminate this agreement with immediate effect without prejudice to the Company’s rights to claim damages.

The Contractor will implement and maintain appropriate and sufficient measures to protect the Company and any client data and will respect the Company’s privacy policy and only process data in accordance with the EU General Data Protection Regulation and the terms of this agreement, with a high level of confidentiality.

The Contractor is bound to ensure that the data processed is only used for the legitimate purpose for which it was collected and shall protect the Company and the client’s data from unauthorised disclosure and access.

13.             Entire Agreement

The terms and conditions set forth in this Agreement, shall supersede any arrangements, statements, representations or negotiations made between the Parties prior to the execution of this Agreement which shall constitute the entire understanding between the Parties hereto.

Each party acknowledges that this Agreement contains the whole agreement among the parties and that he or she has not relied upon any oral or written representation made to him or her by the other party and has made his or her own independent investigations into all matters relevant to him or her.

Except as otherwise provided herein, no addition, amendment or modification to these terms and conditions shall be effective unless it is in writing and signed by the Parties hereto.

If any clause of this Agreement is held by any Court, tribunal or other competent authority to be void or unenforceable in part, this Agreement shall continue to be valid as to the other clauses thereof and such nullity or unenforceability shall not, in the most ample of manners, affect the applicability and enforceability of the remainder of this Agreement.

14.             Assignment

Contractor shall not assign any right or obligation hereunder in whole or in part, without the prior written consent of the Company.

15.             Governing Law And Dispute Settlement

16.1.         This Agreement shall be construed in accordance with, governed by and enforced under the Laws of Malta through the Maltese of Law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, effective as of the day and year first above written.

For and on behalf of:	For and on behalf of:
Ellmount Entertainment Ltd.	Contractor

Michael Cribari	Kristen Britt

Date:	Date: 9/30/2022